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                                                                      EXHIBIT 12




            PHARMACIA & UPJOHN, INC. AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN MILLIONS)



                                                                     Years Ended December 31,
                                                         -----------------------------------------------------
                                                           1996       1995       1994         1993       1992
                                                         -----------------------------------------------------
Earnings from continuing operations before
 income taxes                                              $838      $1,136     $1,271        $778       $947

Less: Equity in undistributed net income
 (loss) of companies owned less than 50%                      5           7          8           8          6
                                                         ------      ------     ------      ------     ------
                                                            833       1,129      1,263         770        941

Add: Amortization of previously capitalized
 interest                                                    11          10          8           6          4

Fixed charges included in the above:
 Interest and amortization of debt expense                   82         121        139         209        162

Rental expense representative of an
  interest factor                                            37          35         35          32         35
                                                         ------      ------     ------      ------     ------

Earnings from continuing operations before
 income taxes and fixed charges                            $963      $1,295     $1,445      $1,017     $1,142
                                                         ------      ------     ------      ------     ------

Interest incurred and amortization of debt
 expense                                                    115         149        164         234        178

Rental expense representative of an
 interest factor                                             37          35         35          32         35
                                                         ------      ------     ------      ------     ------

Total fixed charges                                        $152        $184       $199        $266       $213
                                                         ------      ------     ------      ------     ------

Ratio of earnings to fixed charges                         6.33        7.05       7.24        3.82       5.35
                                                         ======      ======     ======      ======     ======
